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                                                                    EXHIBIT 99.1

[LOGO OF IMPAX LABORATORIES INC.]

COMPANY CONTACTS:                       INVESTOR RELATIONS CONTACTS:
IMPAX Laboratories, Inc.                Lippert/Heilshorn & Associates, Inc.
------------------------                ------------------------------------
Barry R. Edwards, CEO                   Kim Sutton Golodetz (kgolodetz@lhai.com)
(215) 933-0323 Ext. 4360                (212) 838-3777
Arthur A. Koch, Jr., CFO                Bruce Voss (bvoss@lhai.com)
(215) 933-0323 Ext. 4351                (310) 691-7100
www.impaxlabs.com                       www.lhai.com

       IMPAX LABORATORIES, INC. AGREES TO SELL $75 MILLION OF 3.5% SENIOR
                  SUBORDINATED CONVERTIBLE DEBENTURES DUE 2012

 PROCEEDS TO BE USED TO REPAY 1.250% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES
                                    DUE 2024

HAYWARD, CALIF.--JUNE 27, 2005--IMPAX LABORATORIES, INC. (NASDAQ:IPXLE) today announced that it has entered into a definitive agreement to sell $75 million aggregate principal amount of 3.50% senior subordinated convertible debentures due 2012 (the "3.50% Debentures") to a qualified institutional buyer in a private placement under the Securities Act of 1933. The closing is expected to occur today.

In addition, IMPAX announced that it received a notice from a holder of more than 25% aggregate principal amount of IMPAX's 1.250% convertible senior subordinated debentures due 2024 (the "1.25% Debentures") declaring the principal of and premium, if any, on all the 1.25% Debentures, and the interest accrued thereon, to be due and payable immediately. As previously announced, IMPAX received a notice, dated April 22, 2005, from a holder stating that IMPAX failed to file its Annual Report on Form 10-K for the year ended December 31, 2004 with the SEC, as required by the Indenture governing the 1.25% Debentures, and requiring that IMPAX remedy such default. IMPAX's failure to file the Annual Report within 60 days after the date of the notice constituted an "event of default" under the Indenture. Accordingly, the $95 million aggregate principal amount of the 1.25% Debentures, together with accrued interest thereon, has become due and payable.

The net proceeds of the sale of the 3.50% Debentures, together with Impax's existing funds, are being used to repay the 1.25% Debentures. As previously announced, IMPAX's available cash reserves as of May 31, 2005 were approximately $78 million.

The 3.50% Debentures are senior subordinated, unsecured obligations of IMPAX and bear interest at the rate of 3.50% per annum. The 3.50% Debentures mature on June 15, 2012 and may not be redeemed by IMPAX prior to maturity. Holders also have the right to require IMPAX to repurchase all or any portion of the 3.50% Debentures on June 15, 2009.

During certain periods and subject to certain conditions, the 3.50% Debentures will be convertible into a combination of cash, in a minimum amount equal to the principal amount of the 3.50% Debentures, and IMPAX common stock at an initial conversion price per share equal to 130% of

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the arithmetic average of the closing prices of IMPAX common stock for the ten trading day period from and including June 20, 2005.

IMPAX has also entered into a registration rights agreement with the purchaser under which it is required to register the 3.50% Debentures, and the shares of common stock into which they are convertible, within 60 days of filing the Annual Report on Form 10-K for the year ended December 31, 2004, but in any event within 270 days of the closing, and to have the registration statement declared effective within 90 days of its filing, but in any event, within 360 days of the closing.

The foregoing description of the 3.50% Debentures is only a summary of their principal terms. The form of Indenture governing the 3.50% Debentures and setting forth their terms in full is included as an exhibit to a Current Report on Form 8-K being filed by the Company concurrently with this announcement.

This announcement is neither an offer to sell nor a solicitation to buy any of the 3.50% Debentures and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The 3.50% Debentures being offered and the common stock issuable upon conversion of the 3.50% Debentures have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws.

IMPAX Laboratories, Inc. is a technology-based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets generic products through its Global Pharmaceuticals division and intends to market its products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Impax's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from Impax's delay in filing its 2004 Form 10-K and first-quarter 2005 Form 10-Q, possible delisting from the NASDAQ National Market, Impax's ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, Impax's ability to successfully develop and commercialize pharmaceutical products, Impax's reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in Impax's filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and Impax undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

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